Exhibit 99.2

Financial Statements

For the years ending

September 30, 2009 and 2008

Unaudited Interim Financial Statements for

the nine month periods ending

June 30, 2010 and 2009

Unaudited Interim Statements of Operations

for the three month periods ending

June 30, 2010 and 2009

The report accompanying these financial statements was issued by

BDO USA, LLP, a New York limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Tel: 415-397-7900 Fax: 415-397-2161 www.bdo.com	One Market, Suite 1100 Spear Tower San Francisco, CA 94105

Independent Auditors’ Report

The Board of Directors and Stockholders

UBMatrix, Inc.

Redwood City, California

We have audited the accompanying balance sheets of UBMatrix, Inc. as of September 30, 2009 and 2008 and the related statements operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBMatrix, Inc. at September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(formerly known as BDO Seidman, LLP)
May 29, 2010

BDO USA, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Balance Sheets

UBmatrix, Inc.

	September 30,		June 30, 2010
	2008	2009
			(unaudited)
Assets

Current assets
Cash and cash equivalents	$113,054	$452,065	$1,170,696
Accounts receivable	394,664	269,994	184,399
Deferred costs	—	197,000	259,305
Prepaid expenses	17,656	—	11,084

Total current assets	525,374	919,059	1,625,484

Property and equipment, net	124,072	66,602	31,187
Other assets	65,728	55,728	55,728
Intangible assets, net	57,108	44,615	35,862

Total Assets	$772,282	$1,086,004	$1,748,261

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$667,893	$287,011	$177,950
Accrued liabilities	398,215	354,395	333,984
Deferred revenue	837,681	1,844,865	1,664,393
Line of credit	—	—	—
Current portion of long-term debt	215,706	—	—
Convertible notes payable, net	878,123	2,997,502	5,914,466

Total current liabilities	2,997,618	5,483,773	8,090,793

Deferred rent, less current portion	36,491	8,772	—
Long term debt, less current portion	42,623	—	—
Warrant liability	1,636,266	1,808,209	2,718,300

Total Liabilities	4,712,998	7,300,754	10,809,093

Redeemable convertible preferred stock, $0.0001 par value,
Series A Senior - 11,642,717 shares authorized; 11,415,548 shares issued and outstanding at September 30, 2009 and 2008 and June 30, 2010 (aggregate liquidation preference of $5,000,010 at June 30, 2010)	4,992,290	4,998,189	5,000,010

Series A Junior - 2,283,114 shares authorized; 2,283,096 shares issued and outstanding at September 30, 2009 and 2008 and June 30, 2010 (aggregate liquidation preference of $999,996 at June 30, 2010)	999,996	999,996	999,996

Series B - 53,000,000 shares authorized; 43,436,457 shares issued and outstanding at September 30, 2009 and 2008 and June 30, 2010 (aggregate liquidation preference of $10,251,004 at June 30, 2010)	10,133,333	10,212,721	10,251,004

Total Redeemable Convertible Preferred Stock	16,125,619	16,210,906	16,251,010

Commitments and Contingencies (Notes 6, 7, 8, 10 and 11)

Stockholders’ Deficit
Common stock, no par value, 90,000,000 share authorized; 5,895,151 and 6,307,506 and 6,307,506 shares issued and outstanding at September 30, 2008, September 30, 2009 and June 30, 2010, respectively	81,613	120,088	120,088
Additional paid-in capital	1,896,841	2,295,848	3,436,956
Accumulated deficit	(22,044,789)	(24,841,592)	(28,868,886)

Total Stockholders’ Deficit	(20,066,335)	(22,425,656)	(25,311,842)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	$772,282	$1,086,004	$1,748,261

See accompanying notes to financial statements.

Statements of Operations

UBmatrix, Inc.

	Year Ended September 30.		Nine Months Ended June 30,		Three Months Ended June 30,
	2008	2009	2009	2010	2009	2010
			(unaudited)	(unaudited)	(unaudited)	(unaudited)

License and Service Revenues	$1,153,778	3,942,796	2,719,887	1,848,389	1,061,561	603,571
Cost of Revenues	107,497	60,532	51,670	86,911	11,942	18,762

Gross Profit	1,046,281	3,882,264	2,668,217	1,761,478	1,049,619	584,809

Operating Expenses
Product development	3,771,209	2,616,415	1,951,339	1,898,131	604,326	683,157
Sales and marketing	2,447,333	1,466,465	1,153,831	1,205,136	299,264	399,706
General and administration	1,264,727	1,170,341	795,588	1,375,878	264,197	657,826

Total Operating Expenses	7,483,269	5,253,221	3,900,758	4,479,145	1,167,787	1,740,689

Loss from Operations	(6,436,988)	(1,370,957)	(1,232,541)	(2,717,667)	(118,168)	(1,155,880)
Interest expense	179,514	1,425,046	1,151,666	1,309,027	188,829	1,044,036

Loss Before Income Taxes	(6,616,502)	(2,796,003)	(2,384,207)	(4,026,694)	(306,997)	(2,199,916)
State taxes	800	800	600	600	200	200

Net Loss	$(6,617,302)	$(2,796,803)	$(2,384,807)	$(4,027,294)	$(307,197)	$(2,200,116)

See accompanying notes to financial statements.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

UBmatrix, Inc.

	Redeemable convertible preferred stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance at September 30, 2007	47,508,915	$13,924,733	5,864,473	$78,545	$1,482,691	$(15,427,487)	$(13,866,251)

Issuance of Series B redeemable convertible preferred stock at $0.236 net of $112,954 issuance costs	9,626,186	2,158,825	—	—	—	—	—

Beneficial conversion feature of warrants issued with convertible notes payable	—	—	—	—	414,030	—	414,030

Employee stock-based Compensation	—	—	—	—	42,181	—	42,181

Exercise of options for cash	—	—	30,678	3,068	—	—	3,068

Accretion of preferred stock redemption value	—	42,061	—	—	(42,061)	—	(42,061)

Net loss	—	—	—	—	—	(6,617,302)	(6,617,302)

Balance at September 30, 2008	57,135,101	16,125,619	5,895,151	81,613	1,896,841	(22,044,789)	(20,066,335)

Beneficial conversion feature of warrants issued with convertible notes payable	—	—	—	—	418,542	—	418,542

Employee stock-based Compensation	—	—	—	—	65,752	—	65,752

Exercise of options for cash	—	—	412,355	38,475	—	—	38,475

Accretion of preferred stock redemption value	—	85,287	—	—	(85,287)	—	(85,287)

Net loss	—	—	—	—	—	(2,796,803)	(2,796,803)

Balance at September 30, 2009	57,135,101	16,210,906	6,307,506	120,088	2,295,848	(24,841,592)	(22,425,656)

Beneficial conversion feature of warrants issued with convertible notes payable (unaudited)	—	—	—	—	1,111,212	—	1,111,212

Employee stock-based Compensation (unaudited)	—	—	—	—	70,000	—	70,000

Accretion of preferred stock redemption value (unaudited)	—	40,104	—	—	(40,104)	—	(40,104)

Net loss (unaudited)	—	—	—	—	—	(4,027,294)	(4,027,294)

Balance at June 30, 2010 (unaudited)	57,135,101	$16,251,010	6,307,506	$120,088	$3,436,956	$(28,868,886)	$(25,311,842)

See accompanying notes to financial statements.

Statements of Cash Flow

UBmatrix, Inc.

	Year Ended September 30,		Nine Months Ended June 30,
	2008	2009	2009	2010
			(unaudited)	(unaudited)

Cash Flows from Operating Activities
Net loss	$(6,617,302)	$(2,796,803)	$(2,384,807)	$(4,027,294)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs and debt discount	318,880	1,415,628	1,177,946	1,252,721
Stock-based compensation	42,181	65,752	40,000	70,000
Revaluation of warrants to fair value	(197,462)	(246,599)	(215,360)	(201,121)
Depreciation and amortization	73,497	69,963	52,913	46,169
Changes in operating assets and liabilities:
Accounts receivable	643,823	124,670	(288,313)	85,595
Deferred costs	—	(197,000)	(197,000)	(62,305)
Prepaid expenses	(8,939)	17,656	(7,898)	(11,084)
Other assets	(65,728)	10,000	—	—
Accounts payable	497,572	(380,882)	(507,548)	(109,061)
Accrued liabilities	34,667	(71,539)	3,537	(29,183)
Accrued interest on convertible notes payable	16,448	176,054	123,651	218,034
Deferred revenue	109,955	1,007,184	1,493,188	(180,472)

Net Cash Used in Operating Activities	(5,152,408)	(805,916)	(709,691)	(2,948,001)

Cash Flows from Investing Activities
Purchases of property and equipment	(123,250)	—	—	(2,001)

Net Cash Used in Investing Activities	(123,250)	—	—	(2,001)

Cash Flows from Financing Activities
Proceeds from convertible notes payable	1,405,000	1,400,000	1,400,000	3,668,633
Payments on long-term debt	(272,581)	(293,548)	(293,548)	—
Proceeds from line of credit	—	1,000,000	400,000	915,209
Payments on line of credit	—	(1,000,000)	—	(915,209)
Proceeds from issuance of common stock	3,068	38,475	38,125	—
Proceeds from issuance of Series B redeemable convertible preferred stock	2,271,779	—	—	—
Payment of issuance costs	(112,954)	—	—	—

Net Cash Provided by Financing Activities	3,294,312	1,144,927	1,544,577	3,668,633

Net Increase (Decrease) in Cash and Cash Equivalents	(1,981,346)	339,011	834,886	718,631

Cash and Cash Equivalents at Beginning of Period	2,094,400	113,054	113,054	452,065

Cash and Cash Equivalents at End of Period	$113,054	$452,065	$947,940	$1,170,696

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,459	$80,060	$68,000	$9,166
Non-cash financing items:
Warrant liability	414,030	418,542	418,542	1,111,212
Beneficial conversion feature on convertible notes	414,030	418,542	418,542	1,111,212
Accretion of redeemable convertible preferred stock	42,061	85,287	61,606	40,104

See accompanying notes to financial statements.

Notes to Financial Statements

1.	Summary of Accounting Policies

Nature of Business and Basis of Presentation – UBmatrix, Inc. (the “Company” or “we” or “our”) was incorporated in the State of Washington on September 14, 2004 and provides comprehensive and flexible XBRL-based software solutions to the regulatory compliance and financial reporting markets. Our information exchange products allow our clients to more efficiently and effectively address the challenges of business and financial information management, exchange and reporting by increasing operational efficiency and financial transparency, while ensuring reporting accuracy and regulatory compliance. XBRL (eXtensible Business Reporting Language) is a global standard-based method to prepare; publish, validate, exchange and analyze business and financial data.

UBmatrix, Inc. is based in Silicon Valley with software development teams in Bellevue, Washington and New Delhi, India. Our products are covered by US Patent No. 6,947,947 and other pending patents. We have more than seven years of experience delivering products and services to our clients; including the United States Securities and Exchange Commission (SEC), the Federal Deposit Insurance Corporation (FDIC), the National Bank of Belgium, the Government of Singapore, and the Central Bank of France. We also have reseller and OEM partner agreements with SAP and Oracle.

Unaudited Interim Financial Statements – The financial statements, footnotes and any matters referred to for the three month and nine month periods ending June 30, 2010 and 2009 are unaudited. It is the opinion of management that such interim financial statements include all adjustments for a fair presentation of such interim information using generally accepted accounting principles as deemed appropriate. As such, the interim financial information should be read in conjunction with the audited Financial Statements for the years ending September 30, 2009 and 2008. Interim results are not necessarily indicative of results expected in future periods.

Going Concern Uncertainty – The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from operations and negative cash flows since inception and has an accumulated deficit of $24,841,592 and $22,044,789 as of September 30, 2009 and 2008, respectively, and $28,868,886(unaudited) as of June 30, 2010. These conditions raise substantial doubt as to the Company’s ability to continue to operate as a going concern.

To date, the Company has been funded primarily by issuing equity securities and the proceeds of borrowings from banks. Management expects that it will be required to obtain additional debt or equity financing in order to fund operations for the foreseeable future. The sale of convertible debt securities or additional equity securities could result in additional dilution to the Company’s stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict the Company’s operations. There is no assurance that the Company will be successful in obtaining sufficient funding on acceptable terms, if at all, or in generating sufficient revenues to fund operations.

Management’s plan to achieve profitability and control costs includes a strategy to increase sales volume through Original Equipment Manufacturers and Independent Software Vendors.

Notes to Financial Statements

Management intends to continue to seek additional customers for its products and to generate additional revenue. Although there are no present understandings, commitments or agreements with respect to the acquisition of any other businesses, the Company may, from time to time, evaluate potential acquisitions of other businesses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed more fully in Note 11 – Subsequent Events, the Company has entered into negotiations for the sale of the Company.

Reclassifications – Certain reclassifications of prior year amounts have been made to conform to the current year presentation with no impact on previously reported revenues, net income and stockholders’ deficit.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include the income tax provision, valuation of stock awards and the valuation of warrants. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Revenue Recognition – The Company’s revenues are derived from the licensing of software products, the maintenance and support of those software products and the performance of other professional services. Revenue is recognized when persuasive evidence of an arrangement exists, product delivery has occurred or services have been rendered, the sale price is fixed or determinable, and collectability is reasonably assured. If any of the criteria have not been met, then revenue is deferred until such time as all criteria have been met.

Under the terms of the Company’s current agreements with certain customers, the customers take possession of the Company’s software license, typically bundled with a twelve-month maintenance and support contract. In these situations, license revenues are recognized in accordance with the FASB Accounting Standards Codification (ASC) 985-605 (formerly referenced as the American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2, Software Revenue Recognition) when a non-cancelable license agreement has been signed, the product has been delivered, the fees are fixed or determinable, and collectability is probable. Based on the Company’s present business practices, there is not sufficient vendor-specific objective evidence (VSOE) to support the separate determination of the fair value of the software license fee and the undelivered maintenance and support element. Therefore, the Company initially records the software license and the maintenance and support and services as deferred revenue and recognizes this revenue ratably over the support period.

Some agreements with customers call for the Company to provide professional services during the implementation period. The Company evaluates whether these professional services represent a separate unit of accounting, as defined by ASC 605-25-30 (formerly referenced as Emerging Issue Task Force (EITF) 00-21, Revenue Arrangements with Multiple Deliverables), using all applicable facts and circumstances, including whether (i) the Company sold, or could readily sell,

Notes to Financial Statements

the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, (iii) there is objective reliable evidence of the fair value of the undelivered item based on contractual requirements, and (iv) there is a general right of return. If the criteria for consideration as a separate unit of accounting is met, professional services revenue is recognized based on the objective reliable evidence of the fair value of such services as they are performed. If the criteria are not met, then the service revenue is recognized ratably over the support period.

When professional services are deemed essential to the functionality of the software element of the arrangement and separate accounting for the services is not permitted, contract accounting is applied to both the software and service elements. For these projects, revenue is recognized in accordance with ASC 605-35 (formerly referenced as SOP No. 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts.) The Company uses the completed-contract method for a single contract or a group of contracts when reasonably dependable estimates cannot be made or when inherent hazards make cost estimates and profit estimates doubtful. Under these circumstances, all direct external costs and revenue are deferred until the project is completed. Estimated losses on uncompleted contracts are recorded in the period in which it is first determined that a loss is apparent

Cash and Cash Equivalents – The Company may invest its excess cash in money market accounts. Cash equivalents are recorded at cost, which approximates market value. The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. During the periods presented, the Company has no investments with stated maturities of greater than three months.

Restricted Cash – The Company is required to post cash collateral or maintain minimum cash balances at a financial institution in relation to certain financing arrangements and contracts. Restricted cash is recorded at cost, which approximates its fair value.

Fair Value of Financial Instruments – Financial instruments for which the fair value is deemed to approximate carrying value due to the short term nature of the instrument include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. Financial instruments also consist of debt, for which management has determined that it is not practical to estimate the fair value, due to the lack of comparable available credit facilities.

Accounts Receivable and Allowance for Bad Debts – Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews accounts receivable periodically and provides allowances as necessary for accounts expected to become uncollectable. To date, the Company has not experienced any significant bad debts. This may change in the future, as changes occur to our markets and customers. Bad debts are written off once they are identified.

Concentration of Credit Risk and Credit Risk Evaluations – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of a line of credit with our bank, cash, and trade accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained with one domestic financial institution with high credit standing. At times, cash balances may exceed amounts insured by the FDIC and the Securities Investor Protection Corporation (SIPC).

Notes to Financial Statements

The Company performs periodic evaluations of the relative credit standing of this institution and has not experienced any losses on its cash and cash equivalents to date.

The Company conducts business in the United States and internationally on a credit basis. The Company does not require collateral of its customers.

For the years ended September 30, 2009 and 2008, three customers accounted for 28%, 24% and 11% and two customers accounted for 23% and 14% of total revenues, respectively. For the unaudited nine months ended June 30, 2010 and 2009, three customers accounted for 30%, 20% and 16% and three customers accounted for 30%, 26% and 10% of total revenues, respectively. For the unaudited three months ended June 30, 2010 and 2009, three customers accounted for 39%, 18% and 11% and five customers accounted for 26%, 21%, 15%, 11%, and 10% of total revenues, respectively.

For total gross accounts receivable as of September 30, 2009 and 2008, one customer represented 21% and four customers represented 45%, 12%, 11% and 10% respectively. As of June 30, 2010 (unaudited) and 2009 (unaudited), three customers represented 55%, 21% and 14% and one customer accounted for 84% of total gross accounts receivable, respectively.

Property, Plant, and Equipment – Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, normally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized.

Intangible Assets – Intangible assets consists of patents which are stated at cost less accumulated amortization. Amortization is computed on the straight-line basis over terms of up to seven years.

Software Development Costs – The Company offers customers the option to purchase a license for its software. In such situations, the software development costs should be accounted for in accordance with ASC 985-20 (formerly referenced as SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed). Certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized. When the software is ready for its intended use, the costs are amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. As such, to date all software development costs have been charged to expense, and included in the caption product development expense, in the accompanying statements of operations.

Impairment of Long-lived Assets – The Company evaluates the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. During the years ended September 30, 2009 and 2008, management concluded that an impairment write-down was not necessary. No impairment was recognized through June 30, 2010.

Notes to Financial Statements

Deferred Rent Obligations – The Company accounts for rent expense under non-cancelable operating leases with scheduled rent increases on a straight-line basis over the lease term beginning with the effective lease commencement date. The excess of straight-line rent expense over scheduled payment amounts is recorded as an accrued liability, the balance of which was $19,322 (unaudited) at June 30, 2010 and $36,491 and $53,583 at September 30, 2009 and 2008, respectively.

Deferred Revenue – Deferred revenue arises when customers pay for software licenses and maintenance in advance of revenue recognition. The Company’s deferred revenue consists primarily of unearned revenue on software licenses and maintenance for which revenue is recognized ratably over the maintenance term. From time to time, customers are required to provide a deposit at the time the product or service is ordered. These advanced payments and customer deposits are deferred and subsequently recognized as revenue at the time the risk and rewards associated with a product transfer to the customer or upon service performance completion.

Research and Development – Research and development costs are charged to expense as incurred and are presented as product development expenses in the accompanying statements of operations.

Advertising Costs – Advertising costs, which approximated $5,876 and $5,114 for the unaudited nine month periods ended June 30, 2010 and 2009, respectively, and $1,797 and $1,427 for the unaudited three month periods ended June 30, 2010 and 2009, respectively, and $6,319 and $29,929 during the years ended September 30, 2009 and 2008, respectively, are expensed as incurred.

Sales Taxes – The Company remits sales taxes to various taxing jurisdictions as a result of revenue earned from the sale of products and services to its customers as necessary. Specific sales tax rates applicable to the Company’s products and services vary by taxing jurisdiction and certain of the Company’s products and services are deemed to be tax exempt. The Company records sales tax as a current liability at the time the revenue is earned. The liability is relieved upon the remittance of the sales tax owed to the various taxing jurisdictions.

Income Taxes – The Company accounts for income taxes in accordance with ASC 740-10 (formerly referenced as SFAS No. 109, Accounting for Income Taxes), which requires the use of the liability method in accounting for income taxes. Under ASC 740-10, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Further, the Company analyzes whether it is more likely than not that deferred tax assets will be realizable. Based on this analysis, the Company establishes a valuation allowance for amounts that are not expected to be realized. Effective October 1, 2009 the Company adopted ASC 740, Income Taxes (formerly referenced as FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes). The adoption did not have any impact to the Company’s financial statements.

Share-Based Payments – The Company accounts for compensation costs related to stock options in accordance with ASC 718 (formerly referenced as SFAS No. 123 (revised 2004), Share-Based

Notes to Financial Statements

Payment). The Company uses the Black-Scholes Merton option pricing model to determine the fair value of stock options at the grant date and recognizes the resulting compensation expense on a straight-line basis over the employee’s requisite service period.

Compensation expense calculated under ASC 718-10 relies on the value of the common stock as determined by the Company’s Board of Directors and assumptions such as volatility, expected life, interest rates, and other factors to determine the fair value of share-based payments using the Black-Scholes Merton option pricing model. Changes in the value of the common stock, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized. The Company utilizes the historical volatility of representative public companies to determine implied volatility as there is no public trading of the Company’s common stock. Compensation expense is reduced for options that are not expected to vest.

Options and other equity awards granted to nonemployees are accounted for in accordance with ASC 718-10 and ASC 505-50 (formerly referenced as EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services), at estimated fair value using the Black-Scholes method and are subject to periodic re-measurement over the period during which services are rendered.

Warranties and Indemnifications – The Company generally provides a warranty for its products, software and services to its customers and accounts for its warranties under the provisions of ASC 450-20 (formerly referenced as SFAS No. 5, Accounting for Contingencies). The warranty period for all products commences on the effective date of the support agreement and continues in effect for the duration of a valid support agreement between the Company and the customer under which the payment of support and maintenance fee is current. In the event there is a failure of the product in breach of such warranties, the Company may provide third-party products, software and/or services. To date, the Company’s product warranty expense has not been significant, and the Company did not provide for a warranty accrual as of June 30, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

The Company generally agrees to defend and indemnify its customers against legal claims that the Company’s products infringe certain United States patents or copyrights and accounts for its indemnification obligations under ASC 450-20. To date, the Company has not been required to make any payment resulting from infringement claims asserted against the Company’s customers and believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

Under its bylaws, the Company has agreed to indemnify, to the maximum extent and in the manner permitted by the Code, each of its directors against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company. A director of the Company includes any person (i) who is or was a director of the Company, (ii) who was a director of a Company, partnership, joint venture, trust or other enterprises, or (iii)

Notes to Financial Statements

who was a director of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

Classification of Securities – The Company applies the principles of ASC 480-10 (formerly referenced as SFAS 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity), and ASC 480-10-25 and ASC 480-10-55 (formerly referenced as FASB Staff Position (FSP) No. FAS 150-5, Issuers Accounting under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable) to account for financial instruments and warrants.

Fair Value Measurements – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (e.g., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches as may be appropriate in the circumstance, including using the Black-Scholes valuation method.

Recent Accounting Pronouncements – Recent accounting pronouncements that may be applicable to the Company include the following:

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011. Earlier application is permitted. The Company is currently evaluating both the timing and the impact of the pending adoption of the ASU on the Company’s financial statements.

In June 2009, the FASB issued ASU No. 2009-01 (formerly referenced as SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles (“ASC” or “Codification”)). The Codification is the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered non-authoritative. The Codification is effective for interim and annual reporting periods ending after September 15, 2009. The Company has made the appropriate changes to GAAP references in the financial statements.

On May 28, 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855 (formerly, SFAS No. 165, Subsequent Events) is

Notes to Financial Statements

consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective for interim or annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 as required.

In June 2008, the FASB ratified ASC 815-40-15-7 (formerly referenced as EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock). ASC 815-10-15-74 (formerly referenced as Statement 133, paragraph 11(a), Accounting for Derivative Instruments and Hedging Activities), specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40-15-7 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the ASC 815-10-15-74 scope exception. ASC 815-40-15-7 will be effective for the first annual reporting period beginning after December 15, 2008, and early adoption is prohibited. Effective October 1, 2009, the Company evaluated the effects of adopting ASC 815-40-15-7 on its financial position and results of operations. There was no impact from the adoption of this standard.

In May 2008, the FASB issued new guidance, ASC 470-20 (formerly referenced as FASB Staff Position (FSP) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), which specifies that issuers of these instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This guidance was effective October 1, 2009 for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This guidance is also to be applied retrospectively to all periods presented except if these instruments were not outstanding during any of the periods that are presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The adoption of this statement for the fiscal year beginning October 1, 2009 did not have a material effect on the Company’s financial position and results of operations.

In December 2007, the FASB revised the guidance on business combinations which is now part of ASC 805, (formerly referenced as Statement No. 141 (revised 2008), Business Combinations), which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The revised statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets and liabilities assumed; and requires

Notes to Financial Statements

the acquirer to disclose to investors and other user all of the information they need to evaluate and understand the nature and financial effect of the business combination. The Company adopted this new statement for the fiscal year beginning October 1, 2009In June 2006, the FASB issued new guidance for the accounting for uncertainty in income taxes in ASC 740-10 (formerly referenced as Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For non-public entities such as the Company, the FASB has postponed the required effective date of FIN48 to fiscal years beginning after December 15, 2008. On October 1, 2009, the Company adopted the Interpretation. There was no impact from the adoption of this standard.

2.	Intangible Assets

Information regarding the Company’s identified intangible assets, consisting of patents and trademarks subject to amortization, is as follows:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Gross carrying amount	$81,696	$81,696	$81,696
Accumulated amortization	(24,588)	(37,081)	(45,834)

Net Value	$57,108	$44,615	$35,862

Intangible assets are being amortized using straight-line methods over their estimated useful lives, normally seven years. Amortization expense for the unaudited nine month periods ended June 30, 2010 and 2009 was $8,753 and $8,753, respectively, and $2,918 and $2,918 for the unaudited three month periods ended June 30, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, amortization expense was $15,845 and $12,493, respectively.

The expected future annual amortization expense of intangible assets is as follows:

Year ended September 30,	September 30, 2009	Year ended September 30,	June 30, 2010 (unaudited)
2010	$11,671	2010 (remaining 3 months)	$2,918
2011	11,671	2011	11,671
2012	11,671	2012	11,671
Thereafter	9,602	Thereafter	9,602

Total	$44,615	Total	35,862

Notes to Financial Statements

3.	Property and Equipment

Property and equipment consist of the following:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Computer equipment	$174,691	$172,957	$174,958
Furniture and other equipment	92,124	92,124	92,124
Leasehold improvements	14,469	14,469	14,469

Less accumulated depreciation and amortization	(157,212)	(212,948)	(250,364)

	$124,072	$66,602	$31,187

Depreciation expense for the unaudited nine month periods ended June 30, 2010 and 2009 was $37,416 and $43,680, respectively, and $12,114 and $13,683 for the unaudited three month periods ended June 30, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, depreciation expense was $57,470 and $57,652, respectively.

4.	Fair Value Measurements

In September 2006, the FASB issued new guidance on fair value measurements, ASC 820-10 (formerly referenced as Statement No. 157, Fair Value Measurements). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB agreed to delay the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The Company adopted this standard on October 1, 2008 for financial assets and liabilities and other assets currently carried at fair value on a recurring basis. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of the effective portion of the standard had no impact on the Company’s financial statements and the Company does not anticipate that adoption of the deferred portion will have a material effect on its financial position and results of operations.

Notes to Financial Statements

The following table represents the fair value hierarchy for our financial assets and liabilities held by the Company measured at fair value on a recurring basis as of September 30, 2009 and June 30, 2010:

As of September 30, 2009	Level 1	Level 2	Level 3	Total
Cash	$452,065	$—	$—	$452,065

Total financial assets	$452,065	$—	$—	$452,065

Warrant liability	$—	$—	$1,808,209	$1,808,209

Total financial liabilities	$—	$—	$1,808,209	$1,808,209

As of June 30, 2010 (unaudited)	Level 1	Level 2	Level 3	Total
Cash	$1,170,696	$—	$—	$1,170,696

Total financial assets	$1,170,696	$—	$—	$1,170,696

Warrant liability	$—	$—	$2,718,300	$2,718,300

Total financial liabilities	$—	$—	$2,718,300	$2,718,300

The activity related to level 3 liabilities for the year ended September 30, 2009 and the unaudited six month period ended June 30, 2010 is summarized below:

Preferred stock warrant liability

Carrying value as of September 30, 2008	$1,636,266
Issuance of warrants	418,542
Change in fair value	(246,599)

Carrying value as of September 30, 2009	$1,808,209
Issuance of warrants (unaudited)	1,111,212
Change in fair value (unaudited)	(201,121)

Carrying value as of June 30, 2010 (unaudited)	$2,718,300

The warrants were valued using a Black-Scholes valuation method. See Note 6 for assumptions used in that valuation.

Notes to Financial Statements

5.	Accrued Liabilities

Accrued liabilities consist of the following:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Compensation accruals	$229,394	$181,215	$191,070
Accrued commission	106,929	119,863	97,392
Current portion of deferred rent	17,091	27,719	19,322
Other accrued liabilities	44,800	25,598	26,200

	$398,215	$354,395	$333,984

6.	Financing Arrangements

Loan and Security agreement - Long-term debt consists of the following:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Term loan	$293,548	$—	$—
Less debt discount	(35,219)	—	—

	258,329	—	—
Less current portion	215,706	—	—

Long term portion	$42,623	$—	$—

At September 30, 2008, the Company had borrowings outstanding under a Loan and Security Agreement with a financial institution in the amount of $293,548, which is reflected in the Company’s Balance Sheet at its carrying value of $258,548, net of $35,219 in unamortized debt discount. The borrowings have a maturity date of December 1, 2009 and bear interest at the financial institution’s prime rate plus 2% (7% at September 30, 2008). The borrowings are collateralized by various assets of the Company. The Company paid off this loan in full during the year ended September 30, 2009 and wrote off the remaining unamortized debt discount at that time.

In connection with the February 2005 Loan and Security Agreement, including amendments thereto dated May 2006 and January 2007, respectively, the Company granted warrants to the financial institution to purchase 34,246 shares of Series A redeemable convertible preferred stock (Series A) and 612,288 shares of Series B redeemable convertible preferred stock (Series B) at $0.236 per share. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the warrants issued in March of 2005 were as follows: dividend yield of zero; risk free interest rate of 3.38%; volatility of 55% and a term of seven years. The assumptions used to value the warrants issued in May of 2006 were as follows: dividend yield of zero; risk free interest rate of 3.85%; volatility of 57% and a term of ten years. The assumptions used to value the warrants issued in January of 2007 were as follows: dividend yield of zero; risk free interest rate of 4.7%; volatility of 57% and a term of ten years. The warrants’ estimated fair value of $103,554 was recorded as a discount, reducing the

Notes to Financial Statements

carrying value of the loan and was amortized over the repayment period of the loan. Accordingly, the Company recorded $35,219 and $34,145 in interest expense during the years ended September 30, 2009 and 2008 in relation to these warrants. The warrants have not been exercised as of June 30, 2010.

Line of Credit – In May 2009, the Company entered into an amended revolving line of credit with the same financial institution that held the term loan. Under this line of credit the Company can borrow up to 80% of qualified domestic accounts receivable and 70% of international accounts receivable up to $1,250,000. The line of credit matures in May 2010, bears interest at a prime rate plus 2.4% (6.4% at September 30, 2009) and is collateralized primarily by the accounts receivable and by other various assets of the Company. In October 2009, the revolving line of credit was amended to allow maximum borrowings of $2,000,000 with an extended maturity date of October 2010. It bears interest at the prime rate plus 2.4% (6.4% at June 30, 2010) and is collateralized primarily by the accounts receivable and by other various assets of the Company.

As of June 30, 2010 (unaudited) and September 30, 2009, there was no outstanding amount under the line of credit.

Convertible Notes Payable – Convertible notes payable consists of the following:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Promissory notes	$1,405,000	$2,805,000	$6,473,633

Less discount due to issuance of warrants	(414,030)	(832,572)	(1,943,784)
Less discount due to beneficial conversion feature	(414,030)	(832,572)	(1,943,784)

Aggregate discount	(828,060)	(1,665,144)	(3,887,568)
Amortization of debt discount	284,735	1,665,144	2,917,865

Remaining unamortized discount	(543,325)	—	(969,703)
Accrued interest	16,448	192,502	410,536

Promissory notes, net of discounts	$878,123	$2,997,502	$5,914,466

From August 2006 to May 2007, the Company issued convertible promissory notes to investors in the aggregated amount of $5,225,000 bearing interest at 8% per annum. In September 2007, the notes plus accrued interest totaling $5,479,225 were converted to Series B. In connection with the issuance of these promissory notes, the Company issued warrants to purchase 8,951,225 shares of Series B at $0.236 per share, with a seven year contractual life.

Between June 25, 2008 and May 11, 2009, the Company raised $2,805,000 through the issuance of convertible promissory notes. During the unaudited nine month period ended June 30, 2010, the Company raised approximately an additional $3,669,000 through the issuance of convertible promissory notes. Under the original terms of the promissory notes, the principal was due and payable in full on December 31, 2008. Subsequent to the issuance of the original promissory notes, the due date was extended multiple times and now matures August 31, 2010. The promissory notes accrue interest at 8%, due and payable at the maturity date.

Notes to Financial Statements

Accrued interest amounted to $192,502 and $16,448 at September 30, 2009 and 2008, respectively and $410,536 (unaudited) as of June 30, 2010.

The promissory notes automatically convert into Series C preferred stock (Series C) (at the price of the Series C) upon closing of a Series C financing, if the financing occurs prior to the maturity date and is greater than $4.5 million. If Series C financing does not occur, or if there is a buy-out, the promissory notes plus accrued interest, at the option of the payee, shall be converted into Series B at $0.236 per share or into Series C at the stated price.

Along with the promissory notes, investors received warrants to purchase preferred stock. Each warrant shall be exercisable for a number of shares of preferred stock equal to 50% of the principal amount of the note. The warrants are exercisable into Series C at the price established at the time of sale, so long as the Series C financing occurs before the maturity date and raises at least $4.5 million. If Series C financing never occurs, then at the election of the note holder, the warrant may be exercised into Series B at $0.236 per share. Through September 30, 2009, the Company issued warrants to purchase 5,942,797 shares of Series C or Series B at $0.236. During the nine months ended June 30, 2010 (unaudited), the Company issued additional warrants to purchase 7,772,528 shares of Series C or Series B at $0.236. These warrants carry a contractual life of seven years before expiration.

As of June 30, 2010 (unaudited), none of the warrants have been exercised

As noted above, in connection with the promissory notes issued between June 25, 2008 and May 11, 2009, the Company issued warrants to purchase 2,966,102 and 2,976,695 shares of preferred stock during the years ending September 30, 2009 and 2008, respectively. During the unaudited three and nine months ended June 30, 2010, the Company issued warrants to purchase 6,122,106 and 7,772,528 shares of preferred stock, respectively.

The Company determined the fair value of the warrants at issuance to be $418,542, $414,030, $870,653, and $1,111,212 during the years ended September 30, 2009 and 2008, and the unaudited three and nine months ended June 30, 2010, respectively, using the Black-Scholes valuation model with the following assumptions:

Warrants issued during:	The year ended		The nine months ended
	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Risk free interest rate	3.32%-3.78%	2.28%-3.48%	2.59%-3.31%
Dividend yield	0%	0%	0%
Expected volatility	55%	58%	59%
Contractual life	7 years	7 years	7 years

The Company classified these warrants as liabilities in accordance with ASC 480-10 and ASC 480-10-25, therefore the fair value of the warrants were recorded as a reduction to the carrying value of the loan, as a debt discount.

Notes to Financial Statements

In accordance with ASC 470-20 (formerly referenced as EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios), the Company also recorded a beneficial conversion feature related to the convertible notes.

During the unaudited nine month periods ending June 30, 2010 and 2009, the Company recorded beneficial conversion charges totaling $1,111,212 and $418,542, respectively, as an additional reduction to the carrying value of the loans, as a debt discount. During the years ending September 30, 2009 and 2008, the Company recorded beneficial conversion charges totaling $418,542 and $414,030 as an additional reduction to the carrying value of the loans, as a debt discount.

The debt discount attributable to the issuance of the warrants, and the beneficial conversion feature, are amortized over the contractual term of the debt, resulting in additional interest expense totaling $1,380,409 and $284,735 during the years ending September 30, 2009 and 2008, respectively, and additional interest expense totaling $1,252,721 and $1,142,727 during the unaudited nine months ended June 30, 2010 and 2009, respectively. Interest expense attributable to amortization of the debt discount for the unaudited three months ended June 30, 2010 and 2009 was $1,108,028 and $310,042, respectively.

Warrants – At September 30, 2008 and 2009, and June 30, 2010 (unaudited) the Company revalued the outstanding warrants recorded as liabilities using the following assumptions:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)

Warrants outstanding	12,574,484	15,540,586	23,313,113
Risk free interest rate	2.98%-3.38%	1.88%-2.62%	1.00%–2.42%
Dividend yield	0%	0%	0%
Expected volatility	56-70%	57-58%	55-58%
Remaining contractual life	5-7 years	4-6 years	3-7 years

The change in value was recognized as a reduction to interest expense totaling $246,599 and $197,462 for years ending September 30, 2009 and 2008, $201,121 and $215,360 for the unaudited nine months ended June 30, 2010 and 2009, respectively, and $112,364 and $162,059 for the unaudited three month periods ended June 30, 2010 and 2009, respectively.

7.	Commitments and Contingencies

The Company leases two facilities in the United States: in Redwood City, California and Bellevue, Washington. These facilities are leased under non-cancelable operating leases which expire in August 2010 and July 2011, respectively. The leases do not require the Company to pay operating costs, including property taxes, normal maintenance, and insurance.

Notes to Financial Statements

Future minimum lease obligations under these operating leases at September 30, 2009, are as follow:

Years ended September 30	Amount

2010	$302,000
2011	102,000

Total Minimum Lease Payments	$404,000

Rent expense under operating lease arrangements for the unaudited nine month periods ended June 30, 2010 and 2009, was $247,275 and $219,692 respectively, and $101,870 and $129,406 for the unaudited three month periods ended June 30, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, the rent expense was $290,933 and $180,571, respectively.

A future obligation to pay bonuses, deferred compensation, and consulting fees exists upon a qualified transaction involving the sale of the Company. As of June 30, 2010 (unaudited) the liabilities are $245,000 for fiscal 2007 management bonuses, $315,000 for fiscal 2008 management bonuses, $97,000 for fiscal 2009 deferred employee compensation, and $86,000 for consulting fees.

The Company is party to various legal proceedings in the ordinary course of business which, in the opinion of management, will not have a material adverse impact on its financial position or results of operations.

8.	Stockholders’ Deficit, Redeemable Convertible Preferred Stock and Share-Based Payments

Under the Amended and Restated Articles of Incorporation (Amended Articles) dated September 14, 2007, the Company is authorized to issue 156,925,831 shares of capital stock, comprising 90,000,000 shares of common stock and 66,925,831 shares of redeemable convertible preferred stock. All classes of the Company’s stock have a par value of $0.001 per share.

Redeemable Convertible Preferred Stock

The authorized, issued, and outstanding shares of redeemable convertible preferred stock (Preferred Stock) are as follows as of September 30, 2009:

	Shares Authorized	Shares Issued	Liquidation Preference	Gross proceeds
Series A Senior	11,642,717	11,415,548	$5,000,010	$5,000,010
Series A Junior	2,283,114	2,283,096	999,996	999,996
Series B	53,000,000	43,436,457	10,251,004	10,251,004

	66,925,831	57,135,101	$16,251,010	$16,251,010

Notes to Financial Statements

The authorized, issued, and outstanding shares of redeemable convertible preferred stock (Preferred Stock) are as follows at June 30, 2010 (unaudited):

	Shares Authorized	Shares Issued	Liquidation Preference	Gross proceeds
Series A Senior	11,642,717	11,415,548	$5,000,010	$5,000,010
Series A Junior	2,283,114	2,283,096	999,996	999,996
Series B	53,000,000	43,436,457	10,251,004	10,251,004

	66,925,831	57,135,101	$16,251,010	$16,251,010

The Company issued Series A in 2005 for $0.438 per share for gross proceeds of $6,000,006.

In 2007, the Company issued 33,810,271 shares of the Company’s Series B for $0.236 per share upon conversion of notes payable and related interest totaling $5,479,225 and cash proceeds of $2,500,000.

During the year ended September 30, 2008, the Company issued 9,626,186 shares of the Company’s Series B for $0.236 per share for gross proceeds of $2,271,779. From October 1, 2008 to June 30, 2010 the Company issued no new Preferred Stock.

The holders of Preferred Stock have various rights and preferences as follows:

Dividends – The holders of shares of Preferred Stock are entitled to receive dividends at the rate of 8% per annum of Preferred Stock price per share on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares). Dividends are payable in preference and priority to any payment of any dividend on common stock of the Company. Such dividends are payable only when, as, and if declared by the Board of Directors, but only out of funds that are legally available, and are non-cumulative. No dividends have been declared through June 30, 2010.

Conversion – Each share of Series A is convertible, at the option of the holder, into a number of fully paid and non-assessable shares of common stock determined by dividing $0.438 by the Series A conversion price in effect on the date the certificate is surrendered for conversion.

Each share of Series B is convertible at the option of the holder, into a number of fully paid and non-assessable shares of common stock determined by dividing $0.236 by the Series B conversion price in effect on the date the certificate is surrendered for conversion.

The conversion rate is subject to adjustment from time to time for the effect of a stock split, stock dividend, or other similar distribution. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock, with gross proceeds of at least $3.5 million in the aggregate or at the election of holders of at least 60% of the outstanding shares of Preferred Stock, voting together.

Notes to Financial Statements

Liquidation Preference – In the event of any liquidation, sale, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A are entitled to receive, prior, and in preference, to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership:

•	an amount equal to two times $0.438 for each share of Series A, plus any declared but unpaid dividends with respect to such shares

•

the holders of Series B are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership, an amount equal to $0.236 for each share of Series B, plus any declared by unpaid dividends with respect to such shares

After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled, the holders of Series B and Common Stock shall be entitled to receive the remaining assets of the Company, pro rata, based on the number of shares of Common Stock held by each holder on an as-converted basis. However, the aggregate distributions made with respect to per share of Series B shall not exceed an amount equal to three times the Series B price per share plus any declared but unpaid dividends.

Redemption Rights – To the extent that any shares of Preferred Stock have not been converted into common stock prior to March 11, 2010, the Company shall, upon receiving at any time after March 11, 2010 a written request for the redemption of any holder or holders of then outstanding preferred shares, redeem that number of preferred shares specified for redemption. The redemption price of such requests shall be an amount equal to the greater of the original issue price plus declared, but unpaid dividends, or the fair market value as determined by independent appraisal. No redemption request has been made through June 30, 2010.

Voting – The holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible.

Share-Based Payments

In May 2005, the Company’s Board of Directors approved the adoption of a stock option plan (the Option Plan). As amended, the Option Plan permits the Company to grant options to purchase up to 13,732,913 shares of common stock. The 2005 Plan provides for the granting of incentive and non-statutory stock options to employees, nonemployee directors and consultants of the Company. Option awards are generally granted with an exercise price equal to its fair value, which is based on the value of the Company on the date of issuance, as determined by the Board of Directors. The term of the options granted under the 2005 Plan is generally 10 years, with a typical vesting requirement of 25% after one year of service and monthly thereafter, with options becoming fully vested upon completion of the fourth year of service. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately in the event of a change in control or terminated within one year of a change of control. All options are exercisable only to the extent vested.

Notes to Financial Statements

A summary of the Company’s stock option activity under the Plan is as follows:

	Options available for Grant	Number of Options	Weighted-Average Exercise Price per Share
Outstanding at September 30, 2007	7,405,631	5,407,546	$0.10
Granted	(5,812,018)	5,812,018	$0.07
Exercised	—	(30,687)	$0.10
Canceled/forfeited	480,269	(562,447)	$0.07

Outstanding at September 30, 2008	2,073,882	10,626,430	$0.08
Granted	(2,499,712)	2,499,712	$0.07
Exercised	—	(412,355)	$0.09
Canceled/forfeited	514,752	(514,752)	$0.07

Outstanding at September 30, 2009	88,922	12,199,035	$0.08

Canceled/forfeited	776,142	(776,142)	$0.07

Outstanding at June 30, 2010 (unaudited)	865,064	11,422,893	$0.08

Exercisable at September 30, 2009	6,897,960

Exercisable at June 30, 2010 (unaudited)	7,351,472

The weighted average fair value of options granted to employees during the years ended September 30, 2009 and 2008 was $0.05 and $0.04, respectively. There was approximately $66,000 and $40,000 of stock-based compensation expense for the year ended September 30, 2009 and 2008, respectively. Stock-based compensation expense for the unaudited nine month periods ended June 30, 2010 and 2009 was $70,000 and $35,000, respectively, and $40,000 and $25,000 for the unaudited three month periods ended June 30, 2010 and 2009, respectively. As of September 30, 2009 and June 30, 2010 (unaudited), there was approximately $286,000 and $216,000 respectively, of total unrecognized compensation costs related to non-vested stock options. The cost is expected to be recognized over a weighted average period of 2.3 years.

At September 30, 2009, the aggregated intrinsic value of currently exercisable and vested options was zero. There were no options exercised during the unaudited nine months ended June 30, 2010.

Stock options outstanding at September 30, 2009 consist of:

	Options Outstanding
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life
$0.07	7,703,177	8.76
0.10	4,495,858	6.57

	12,199,035	7.95

Notes to Financial Statements

Stock options outstanding at June 30, 2010 consist of:

	Options Outstanding (unaudited)
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life
$0.07	6,927,035	8.26
0.10	4,495,858	6.07

	11,422,893	7.45

The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards. All options are amortized ratably over the requisite service periods of the awards, which are generally the vesting periods.

The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended September 30,
	2009	2008
Risk free interest rate	2.68%–2.89%	2.93%–3.66%
Dividend yield	0%	0%
Expected volatility	58%	61%
Expected life of the options	6.25	6.25

No options were issued during the unaudited nine month period ended June 30, 2010.

Expected Life – The expected term of options granted represents the period of time that options granted are expected to be outstanding and was determined by calculating the midpoint between the date of full vesting and the contractual life. The Company has estimated the expected term using the simplified method provided in SEC Staff Accounting Bulletin No. 107.

Expected Volatility – Volatility is based on the average historical volatility of a peer group of six public companies over the past five to seven years of trading, which was selected on the basis of operational and economic similarities with the principal business operations of the Company.

Risk-Free Interest rate – The risk-free interest rate is derived from the United States’ Treasury yield curve in effect at the date of the grant based on the expected life of the options.

Dividend Yield – The Company does not currently anticipate paying any cash dividends on its common stock. Consequently, the Company used an expected dividend yield of zero in the Black-Scholes option pricing model.

Notes to Financial Statements

Forfeitures – ASC 718 requires the Company to estimate forfeitures at the time of the grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. To determine an expected forfeiture rate, the Company examined the historical employee turnover rate for the past five years.

9.	Income Taxes

As discussed in Note 1, the Company adopted provisions of ASC 740 as of October 1, 2009. There was no impact from this standard. The Company recorded income tax provisions relating to minimum state taxes of $800 and $800 for the years ended September 30, 2009 and 2008. The Company’s effective tax rate differed from the statutory rate for the years ended September 30, 2009 and 2008 due primarily to the valuation allowance established on the net operating losses.

The components of deferred tax assets and liabilities consist of the following:

	September 30, 2008	September 30, 2009	June 30, 2010 (unaudited)
Deferred tax assets:
Accruals and reserves	$126,256	$154,947	$116,714
Stock-based compensation	2,525	2,581	2,911
Accumulated depreciation and amortization	(11,577)	(5,473)	(2,700)
Net operating loss carry forwards	6,343,875	7,224,533	8,300,000
Tax credits, other	338,496	420,190	480,000

Total deferred tax assets	$6,799,575	$7,796,778	$8,896,925
Valuation allowance	6,799,575	7,796,778	8,896,925

Net deferred tax asset	$—	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, and the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance was increased by $1,010,388 and $689,184 during 2009 and 2008 and by $983,432 (unaudited) in the first nine months of fiscal 2010.

As of September 30, 2009, the Company had federal net operating loss carry forwards of approximately $21,079,000. As of June 30, 2010 (unaudited) the Company had net operating loss carry forwards of approximately $24,626,000. The net operating loss carry forwards begin to expire in 2025, if not utilized. As of September 30, 2009 and June 30, 2010 (unaudited) the Company had federal research and development tax credits of approximately $420,190 and $480,000, respectively, which start to expire in the year 2025.

Utilization of the Company’s net operating losses and credits may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization.

Notes to Financial Statements

10.	Benefit Plan

401(k) plan – The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary 401(k) matching contributions as defined in the plan and as approved by the Board of Directors.

11.	Subsequent Events

Annual financial statements – Subsequent events were evaluated through May 29, 2010 which is the date the annual financial statements financial statements were available to be issued.

In the months of December 2009 and February 2010 (unaudited), the Company obtained debt financing in the aggregate principal amount of $420,000. This debt must be repaid in an amount of three (3) times the principal amount upon an acquisition of the Company, and is convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before June 18, 2010. In the unaudited months of March and April of 2010, the Company increased the total principal amount authorized for issuance by $1,860,000 for a total principal amount available under the financing of $2,280,000. Promissory notes in the aggregate principal amount of $1,443,399 were issued subsequent to the initial $420,000 of debt. These promissory notes also pay no dividends and are convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before June 18, 2010, and are to be repaid in an amount of one (1) times the principal amount plus accrued but unpaid interest upon an acquisition of the Company. All notes issued under this Bridge financing carry an annual interest rate of 8% (which is due and payable upon maturity of the promissory notes) and warrant coverage of fifty percent (50%). As of May 29, 2010 (unaudited) the Company had borrowed an aggregate principal amount of $1,863,399.

On April 6, 2010, the Company’s Board of Directors authorized the Company’s Chief Executive Officer to execute and deliver a Term Sheet Proposal For Tax-Deferred Merger received from a third party and to conduct negotiations with such third party regarding definitive agreements for the sale of the Company. The sale is subject to the completion of customary closing conditions including completion of due diligence.

Interim financial statements – Additional unaudited subsequent events have been evaluated through August 30, 2010 which is the date the unaudited interim financial statements were available to be issued.

In June 2010, the Company’s Board of Directors authorized the Company to work with promissory note holders to amend the above agreements such that they are convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before August 31, 2010 (previously June 18, 2010). All other terms remain unchanged.

Notes to Financial Statements

On June 24, 2010 the Company announced that a definitive merger agreement had been reached with an SEC public registrant. The definitive merger agreement has been approved by the Boards of Directors of both companies and by the shareholders of UBmatrix. Closing of this agreement is contingent on certain shareholder approvals of the registrant as well as other customary closing conditions. If the agreement is approved by shareholders, it is anticipated that the merger will be consummated in the fourth calendar quarter of 2010.